UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Stratus Properties Inc.

(Name of Registrant as Specified In Its Charter)

Carl Berg, David M. Dean and Michael Knapp

(Name(s) of Person(s) Filing Proxy Statement, if other than the Registrant)

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The Berg Group

10050 Bandley Drive

Cupertino, CA 95014

May 23, 2016

Dear Fellow Stratus Stockholders:

I write to you as the largest stockholder of Stratus Properties Inc., having accumulated my Stratus shares on the open market over 15 years ago. I highlight this fact to remind you that the Stratus Board of Directors and the management of Stratus have been awarded over 95% of the Stratus shares they own as equity compensation over the years. Board and management filings with the SEC show that, collectively, the current board and management has invested less than $200,000 in open market purchases in our company since December 2002.

Stratus has been communicating with its stockholders about the board’s and management’s recent successes and the “significant returns” already realized from Stratus’ five-year plan, of which there are now less than four years remaining. Stratus is principally speaking of gains that were realized on two small shopping centers developed on land at Circle C acquired over 20 years ago. As the company’s largest stockholder, I welcome any such successes and returns. However, when you are considering if you will vote your Stratus shares at the upcoming annual meeting of stockholders to elect my nominees, David M. Dean and Michael Knapp, as directors of Stratus and vote for my stockholder proposal asking the board to engage a nationally recognized investment banking firm to explore the prompt sale of the company, I ask that you take into account the following information about Stratus’ performance over the last ten years or so, and recall that Mr. Armstrong has been the Chief Executive Officer of Stratus since 1998. Also, as you likely know, the Austin metro area itself has been one of the best real estate markets in the country over the past 20 years. The performance of Stratus stock bears no resemblance to the increase in Austin land and real estate prices over the past 10 or so years.

At the end of 2005, Stratus owned land with entitlements for 5.5 million square feet of office and retail space at its Barton Creek, Lantana and Circle C properties. All of those properties are prime locations within ten miles from downtown Austin, Texas. Stratus also owned 919 high-end single-family finished lots and related entitlements as well as entitlements for 1,860 multifamily units. Most of the land was acquired between 1988 and 1992 by Freeport McMoRan, which spun the company out to its shareholders in 1992. In the view of many, this land assemblage was and still is some of the best developable land in Austin. Yet, as reported in its Form 10-Q for the first quarter of 2016, at March 31, 2016, Stratus had just 125 acres under development, 38 acres of multi-family development and 87 acres of commercial development. Consequently, at that date, Stratus had under development just over 7% of the total of 1,767 acres of land to which Stratus holds rights and was therefore allowing significant assets to lie fallow.

Since 2005, the office and retail space that could be built on Stratus’ entitled office and retail land has been depleted down to 2.8 million square feet, or by approximately 50%. That depletion has occurred primarily in the form of undeveloped land sales, although a handful of properties were developed and subsequently sold by Stratus. Likewise, the inventory of completed single family lots and entitlements is down to 256 from 919 ten years ago. Stratus still owns its multifamily sites though it has yet to complete a project on those sites (256 units are now under construction).

Over the past ten years, Stratus has made roughly 10 undeveloped land sales that resulted in gross proceeds of approximately $50 million. Two of those sales accounted for approximately 74% of the total gross proceeds. Other than bulk lot sales negotiated and made pursuant to take-down agreements over ten years ago, residential lot sales have averaged less than 30 lots per year. I believe certain Stratus land sale transactions that occurred in 2011 and 2012 would objectively be described as distressed “fire sales” made at a time when Stratus had violated a loan covenant.

At the end of 2005, Stratus had total debt of $50 million and several attractive income properties that it had developed on its legacy land. Since the end of 2005, the company has sold completed income properties that it developed on legacy land for total proceeds of approximately $140 million. This capital was recycled principally to fund the development of Block 21, a $300 million hotel, condominium and entertainment property in downtown Austin, which has been the primary source of Stratus’ declining revenues over the past 3 years.

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The company dodged a bullet after overextending itself with Block 21, but not before selling stock and property in what I believe to be “fire sale” transactions. Instead of learning its lesson, the board and management is pursuing a brand new initiative of developing grocery-anchored shopping centers on land it does not own (e.g., The Oaks at Lakeway, an $80 million grocery store-anchored shopping center outside Austin) when Stratus’ filings and investor presentations indicate that it does not have sufficient capital to develop very attractive land it has owned for over 20 years. In fact, in my view, Stratus legacy land has been neglected, as can easily be seen by the successful and rapid development being executed by third parties on land that Stratus formerly owned and sold.

Today, the company’s total debt has ballooned to approximately $275 million, virtually every asset is encumbered with debt, and there is significant recourse debt to the company, with interest rates of over 7% — literally hundreds of basis points more than healthy REITs or even private developers pay. The board and management have stated that Stratus has “low debt”, but seem to forget that over 60% of its assets are land and development projects that don’t yet produce income. I am genuinely concerned that Stratus is headed down the same path again, especially if market conditions are anything less than ideal, which I believe is the case right now.

A ten-year sources-and-uses of cash/capital analysis would show that the company has sold approximately half of its entitled office/retail land, 80% of its single lot inventory, $140 million of income property and increased its debt burden to $275 million from $50 million to purchase the Block 21 property and develop The Oaks at Lakeway. According to its SEC filings, excluding two properties placed into service and sold in 2006, the company has completed the development of only 141,000 square feet of office and retail space on its legacy entitlements during the past ten years. In the meantime, the company has never paid a dividend and its fully diluted share count has grown from 7.66 million to 8.09 million over the same ten-year period. Substantially all of this increase was comprised of equity grants or options to executive officers and current members of Stratus’ Board of Directors.

All of the company’s assets are encumbered with more debt than Stratus has ever before carried. Moreover, any value accretion going forward will have to overcome expensed and capitalized overhead of between $8 million and $10 million per year.

Block 21 Performance Representations

As noted above and reflected in the company’s 2015 income statement, Block 21 provided over 75% of the company’s operating revenues in 2015 and comprised at least 35% of the company’s assets. The company has aggressively touted in its recent press releases and proxy materials the performance of Block 21. Management cites selective supplementary financial reporting to make this case, but completely ignores several highly dilutive transactions precipitated by overextending Stratus financially to complete the project and remedy a loan covenant violation. Specifically, the company cites a year over year increase in Block 21’s net asset value, and that it’s “net investment” in the property is only $8 million. In fact, there has been virtually no increase in the appraised value of the property, and the so called “value creation” was the result of buying out its 60% partner at discount to lender appraisals.

Stratus has provided almost no disclosure with respect to the Block 21 joint venture or its wind-down. Stratus provides no relevant segmented accounting on the sale of 159 condominium units while inside the joint venture or the allocation of profits and losses to the partners throughout the life of the joint venture. Nor has Stratus provided any information with respect to any deferred maintenance or capital expenditure requirements in place when it bought out its joint venture partner. In fact, the net operating income at Block 21 was down significantly in 2015 and far below the budget disclosed in the March 2015 investor presentation of the five-year plan. In its April 20, 2015 investor presentation, Stratus projected that annual net operating income for Block 21 of $17.4 million. In its January 11, 2016 press release announcing the refinancing of the property, Stratus disclosed that the trailing 12 month through September 30, 2015 was only $15.6 million. Block 21, like any hotel-anchored property, will be subject to highly variable cash flows. In my view, it is not, nor was ever, appropriate as a development or holding that constitutes more than a third of a leveraged micro-cap public company. In my view, not only has this adventure not advanced the development and harvest of our legacy land portfolio it has retarded the development and value realization of the assets.

Despite the fact that the hotel in Block 21 is operated by Starwood and the catering/bar operation at the entertainment venue is operated by a third party vendor, Stratus’ Form 10-K states that it employs an aggregate of 39 full-time employees, 75 part-time employees and several independent contracted professionals. Other than Block

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STRATUS SHOULD BE SOLD

21 this head count is effectively servicing a land portfolio located within an approximate three mile radius and three strip shopping center developments.

Stratus’s Strategy as Stated Ten Years Ago

In the 2005 annual report (March 28, 2006, closing share price – $24.50) the Company stated:

•	“Our overall strategy is to enhance the value of our Austin properties by securing and maintaining development entitlements and developing and building real estate projects on these properties for sale or investment, thereby increasing potential return from our core assets.”

•	“With this [2001] agreement, we completed the core entitlement process for Lantana, allowing for approximately 2.9 million square feet of potential office and retail development.”

•	“The Circle C settlement, effective August 15, 2002, firmly establishes municipal development regulations applicable to our Circle C properties for 30 years”

In the 2006 annual report (March 28, 2007, share price – $34.75) the Company stated:

•	“Our strategic plan over the prior five years focused on protecting and improving our land use entitlements and utility capacity…”

•	“With this phase of the plan complete, the Company is well-positioned to take full advantage of an improving Austin real estate market.”

•	“…we believe it is in the best interests of our shareholders to explore all possible strategic alternatives, including a possible sale of the Company, to maximize shareholder value.”

TEN YEARS LATER

William H. Armstrong, Chairman, President and CEO states in the March 15, 2016, earnings release (March 15, 2016, share price – $22.40):

•	“…our financial results have significantly exceeded projected plan performance.”

•	“We have worked patiently over many years to secure valuable entitlements and utilities required for full build-out of our great assets.”

I would like for Mr. Armstrong to tell you and me in exactly what respects Stratus’ financial results have significantly exceeded projected plan performance. Looking at Stratus’ Form 10-Q for the first quarter of 2016, I see that for the first quarter of 2016, Stratus’ operating income was only $473 thousand and it had a loss from continuing operations of $1.683 million. For the first quarter of 2015, Stratus’ operating income was $1.609 million and it had income from continuing operations of only $566 thousand. Looking at Stratus’ 2015 Form 10-K, I see that, for 2015, the approximately $20.7 million gain from the sale of several properties meant that operating income increased by approximately $15.3 million over operating income in 2014, although, despite that gain, Stratus’ income from continuing operations was down in 2015 to approximately $14.4 million from approximately $18.2 million in 2014. To my way of thinking, these period-over-period comparisons of financial results show Stratus’ financial results going in the wrong direction.

The company’s share price closed 2005 at $23.33, almost exactly where it is today, but only after a 40% increase in the stock price in the wake of my Schedule 13D filing describing the submission of my shareholder proposal and intent to nominate two directors and subsequent offer by Capretta Properties, Inc. to purchase Stratus’ real property assets for $435 million, which offer was later increased to $460 million. Though the company has repeatedly referred to isolated examples of value creation, there has been a reduction in stockholders’ equity from December 31, 2009 through the first quarter of 2016. During most of that time Stratus has been a highly levered land owner in one of the best markets in the country. Shouldn’t we expect more? I believe a portion of this under performance can be attributed to capital allocations made by management and company directors and excessive overhead. Furthermore, I believe the company simply lacks the scale and expertise to succeed as a public company. The Company claims that its

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five-year plan announced in April 2015 will solve all of our ills and bring value to stockholders. To me, it is completely senseless to wait five years to realize value that could be realized today, especially considering the execution risk inherent in a highly leveraged land and development company.

Mr. Armstrong has had 18 years as Stratus’ CEO to produce better results and to provide cash returns and capital appreciation to the Stratus shareholders; only after I submitted my stockholder proposal and the Capretta offer was made have we seen any sustained upward movement in the stock price over the past nine years. Ask yourself whether you believe the board and Mr. Armstrong will pursue a course centered on providing returns and capital appreciation to you if Mr. Armstrong and Mr. Porter are re-elected as directors of your company or if their re-election will mean that Stratus will continue to be operated in the same manner that has produced no cash returns to stockholders and that has led, in my view, to an unacceptably low stock price over the past several years.

IT IS TIME FOR A CHANGE

Please consider my proxy carefully, consider the credibility of the company’s statements and vote your GOLD proxy card and support the Berg Nominees.

Sincerely,

Carl Berg

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The views expressed in this letter represent the opinions of Carl Berg and are based on publicly available information with respect to Stratus Properties Inc., or “Stratus.” Carl Berg recognizes that there may be confidential information in the possession of Stratus that could lead Stratus to disagree with Mr. Berg’s conclusions. Mr. Berg reserves the right to change any of his opinions expressed herein at any time as he deems appropriate and disclaims any obligation to update the information or opinions contained in this letter.

Certain financial metrics and statements made herein have been derived or obtained from filings made with the Securities and Exchange Commission (“SEC”) or other regulatory authorities and from other third party reports. Neither the Participants (as defined below) nor any of their affiliates shall be responsible or have any liability for any misinformation contained in any third party SEC or other regulatory filing or third party report. No assurance or guarantee is given with respect to the prices at which any securities of Stratus will trade, and such securities may not trade at prices or within any price range that may be implied herein. The estimates, projections and potential impact of the opportunities identified by Mr. Berg herein are based on assumptions that Mr. Berg believes to be reasonable as of the date of this letter, but there can be no assurance or guarantee that actual results or the performance of Stratus will not differ from such projections and estimates and such differences may be material.

This letter is provided merely as information and as proxy solicitation materials and is not intended to be, nor should it be construed as, an offer to sell or a solicitation of an offer to buy any security. This letter does not recommend the purchase or sale of any security. Certain members of the Berg Group currently beneficially own shares of Stratus. It is possible that there will be developments in the future that cause one or more of the members of the Berg Group from time to time to sell all or a portion of their holdings of Stratus in open market transactions or otherwise (including via short sales), buy additional shares (in open market or privately negotiated transactions or otherwise), or trade in options, puts, calls or other derivative instruments relating to such shares.

Cautionary Statement Regarding Forward-Looking Statements

This letter contains forward-looking statements. All statements contained in this letter that are not clearly historical in nature or that necessarily depend on future events are forward-looking, and the words “anticipate,” “believe,” “expect,” “potential,” “opportunity,” “estimate,” “plan,” and similar expressions generally identify forward-looking statements. The projected results and statements contained in this letter that are not historical facts are based on current expectations, speak only as of the date of this letter and involve risks, uncertainties and other factors that may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such projected results and statements. Assumptions relating to the foregoing involve judgments with respect to, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond the control of the Participants (as defined below). Although the Participants believe that the assumptions underlying the projected results or forward-looking statements are reasonable as of the date of this letter, any of the assumptions could be inaccurate and therefore, there can be no assurance that the projected results or forward-looking statements included in this letter will prove to be accurate. In light of the significant uncertainties inherent in the projected results and forward-looking statements included in this letter, the inclusion of such information should not be regarded as a representation as to future results or that the objectives and strategic initiatives expressed or implied by such projected results and forward-looking statements will be achieved. The Participants will not undertake and specifically decline any obligation to disclose the results of any revisions that may be made to any projected results or forward-looking statements in this letter to reflect events or circumstances after the date of such projected results or statements or to reflect the occurrence of anticipated or unanticipated events.

Additional Information

Carl Berg filed the definitive proxy statement and an accompanying proxy card with the SEC on May 17, 2016, and mailed those documents to you. The Berg Group is using that proxy statement, proxy card and this letter to solicit proxies in connection with the 2016 Annual Meeting of Stockholders of Stratus, including any adjournments, recesses, postponements or delays thereof (the “2016 Annual Meeting”). Information relating to the participants in such proxy solicitation (the “Participants”) has been included in that definitive proxy statement and in any other amendments to that definitive proxy statement. Stockholders are advised to read the definitive proxy statement and all other documents of the Participants related to the solicitation of stockholders of Stratus in connection with the 2016 Annual Meeting because they contain important information, including additional information relating to the

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Participants. Mr. Berg’s definitive proxy statement and a form of proxy has been mailed to and has otherwise been made available to all stockholders of Stratus. These materials and other materials filed by Mr. Berg in connection with the solicitation of proxies are available at no charge at the SEC’s website at www.sec.gov. The definitive proxy statement and other relevant documents filed by Mr. Berg with the SEC will also be available, without charge, by directing a request to Mr. Berg’s proxy solicitor, Morrow & Co., LLC, 470 West Avenue, Stamford, CT 06902. By telephone, for Bankers and Brokers, please call TOLL-FREE 800-662-5200; for Stockholders, please call TOLL-FREE 877-849-0763; or by email at bergproxy@morrowco.com.

If you have any questions, require assistance in voting your GOLD proxy card, or need additional copies of the Berg Group’s proxy materials, please call or email

Morrow & Co., LLC at the telephone numbers or email address listed below:

Morrow & Co., LLC

470 West Avenue

Stamford, CT 06902

Banks and Brokers Call TOLL-FREE: 800-662-5200

Stockholders Call TOLL-FREE: 877-849-0763

Email: bergproxy@morrowco.com